                                                                      EXHIBIT 99

                                 (PRESS RELEASE)

Contact:       Robert W. Krick                    For Release:     July 30, 2003
               610-337-1000, ext. 3141                             Immediate

UGI REPORTS THIRD QUARTER EARNINGS,
REITERATES FISCAL YEAR GUIDANCE

VALLEY FORGE, Pa., July 30 - UGI Corporation (NYSE: UGI) reported a net loss for the third quarter of fiscal 2003 ended June 30, 2003 of $2.0 million, or $0.05 per diluted share compared to net income of $4.0 million, or $0.09 per diluted share for the third quarter of fiscal 2002.

Lon R. Greenberg, chairman, president and chief executive officer of UGI, said, "Our third quarter results reflect the seasonal nature of our operations. We expected to report lower earnings this quarter versus last year in our propane and natural gas distribution businesses. We continue to expect full year earnings per share to be in the range of $2.25 to $2.30 per diluted share, the fifth consecutive double-digit increase in earnings per share. We are pleased to have continued our track record of success this year and look forward to improved earnings per share next year as well."

In UGI's domestic propane unit, AmeriGas Partners, L.P. (NYSE: APU), retail volumes sold were 182.4 million gallons, virtually unchanged from the 182.5 million gallons sold in the prior-year period. Nationally, weather was slightly cooler than weather in the prior-year period according to the National Oceanic and Atmospheric Administration. AmeriGas Propane reported an operating loss of $5.8 million in the recently completed quarter compared to operating income of $11.8 million in the prior-year period. "Our residential sales volumes increased over last year as a result of the slightly cooler weather, customer growth and acquisitions. However, the sluggish economy continued to adversely affect our non-weather sensitive sales volumes. In addition, unit margins declined as a result of higher propane product costs and other costs in our PPX(R) cylinder exchange business," explained Greenberg. Operating expenses rose during the quarter mainly reflecting a $3.0 million charge related to the previously-disclosed management realignment, higher medical and insurance costs, higher expenses in our PPX(R) cylinder exchange business as well as higher incentive compensation accruals relating to improved fiscal year 2003 financial results.

At UGI Utilities' Gas Utility, operating income declined to $5.5 million in the third quarter of fiscal 2003 from $10.2 million last year principally as result of higher operating expenses. Weather was cooler than last year during the early spring in the eastern Pennsylvania service area. Higher margins resulted from higher weather-induced throughput to core market and firm delivery service customers. Operating expenses increased $6.2 million due in large part to greater litigation-related costs and, to a lesser extent, higher distribution system maintenance, bad debt and incentive compensation relating to improved fiscal year 2003 financial results.

                                    - MORE -

UGI REPORTS THIRD QUARTER EARNINGS,                                      PAGE 2
REITERATES FISCAL YEAR GUIDANCE


Operating income for the quarter from Electric Operations rose to $4.8 million from $3.1 million. The increase in operating income reflects greater spot market unit sales to third parties at higher margins in our electric generation business and lower purchased power costs and higher weather-induced unit sales in our Electric Utility distribution business. Weather was cooler than last year in the Electric Utility service territory.

Energy marketing operating income for the quarter increased to $4.0 million from $3.5 million principally as a result of the acquisition of the northeastern U.S. gas marketing business of TXU Energy. "We welcomed a number of well-regarded energy industry professionals to the existing high quality team at GASMARK(R)," noted Greenberg.

International propane operations reported slightly lower earnings on slightly lower volumes at Flaga. "Results from our European propane businesses were in line with expectations," explained Greenberg.

Revenues for the quarter for UGI increased to $623.1 million from $446.3 million mainly as a result of higher sales volumes and higher commodity prices.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 48% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer.

UGI invites interested parties to listen to the live webcast of management's teleconference with the financial community about third quarter fiscal year 2003 results on Wednesday, July 30, 2003, at 4:00 PM Eastern time. The teleconference is available online live, in audio format, at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately two hours after the completion of the call at 888/203-1112, (International replay 719/457-0820) passcode 490472, until midnight ET August 3, 2003.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/3Q03FINANCIALTABLE.PDF.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read UGI's Annual Report for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-09                                 ###                                7/30/03

                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)

                                                     Three Months Ended          Nine Months Ended          Twelve Months Ended
                                                           June 30,                   June 30,                    June 30,
                                                  ------------------------    ------------------------    ------------------------
                                                     2003          2002          2003          2002          2003        2002(a)
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Revenues:
      AmeriGas Propane                            $    287.1    $    254.5    $  1,357.7    $  1,086.0    $  1,579.6    $  1,295.3
      Gas Utility                                       99.7          68.1         484.7         347.5         541.7         408.6
      Electric Operations                               23.3          20.2          75.9          62.2          99.7          83.9
      Energy Services                                  188.6          85.1         504.3         272.3         564.3         333.3
      International Propane                             11.6           9.2          44.0          35.6          55.1          47.4
      Corporate & Other                                 12.8           9.2          32.3          26.1          42.5          36.5
                                                  ----------    ----------    ----------    ----------    ----------    ----------
         Total revenues                           $    623.1    $    446.3    $  2,498.9    $  1,829.7    $  2,882.9    $  2,205.0
                                                  ==========    ==========    ==========    ==========    ==========    ==========
Operating income (loss):
      AmeriGas Propane                            $     (5.8)   $     11.8    $    174.0    $    158.6    $    160.4    $    146.7
      Gas Utility                                        5.5          10.2          94.1          73.5          97.7          77.2
      Electric Operations                                4.8           3.1          18.5           8.7          23.0          10.8
      Energy Services                                    4.0           3.5          12.2           7.7          15.6           7.4
      International Propane                             (1.0)         (0.3)          0.6           3.3           1.2           4.1
      Corporate & Other                                  0.9           0.7           0.8           2.2           1.6          (7.7)
                                                  ----------    ----------    ----------    ----------    ----------    ----------
         Total operating income                          8.4          29.0         300.2         254.0         299.5         238.5

Income from equity investees                             0.2           0.7           7.1           8.2           7.4           8.1

Loss on extinguishments of debt                           --            --          (3.0)         (0.7)         (3.0)         (0.7)

Interest expense:
      AmeriGas Propane                                 (21.5)        (21.8)        (66.0)        (66.5)        (87.3)        (87.7)
      Gas Utility                                       (3.5)         (3.4)        (10.7)        (10.7)        (14.2)        (14.5)
      Electric Operations                               (0.4)         (0.6)         (1.7)         (1.8)         (2.3)         (2.5)
      International Propane                             (1.0)         (1.0)         (3.1)         (3.1)         (4.2)         (4.3)
      Other, net                                        (0.1)         (0.1)         (0.3)         (0.4)         (0.4)         (0.5)
                                                  ----------    ----------    ----------    ----------    ----------    ----------
         Total interest expense                        (26.5)        (26.9)        (81.8)        (82.5)       (108.4)       (109.5)
Minority interests in AmeriGas Partners                 14.1           5.1         (51.2)        (45.5)        (33.7)        (30.2)
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Income (loss) before income taxes and subsidiary
      preferred stock dividends                         (3.8)          7.9         171.3         133.5         161.8         106.2
Income tax (expense) benefit                             2.2          (3.5)        (65.6)        (50.2)        (62.3)        (38.8)
Dividends on UGI Utilities Series Preferred Stock       (0.4)         (0.4)         (1.2)         (1.2)         (1.6)         (1.6)
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Net income (loss)                                 $     (2.0)   $      4.0    $    104.5    $     82.1    $     97.9    $     65.8
                                                  ==========    ==========    ==========    ==========    ==========    ==========
Earnings (loss) per share(b):
      Basic                                       $    (0.05)   $     0.10    $     2.49    $     1.99    $     2.34    $     1.60
                                                  ==========    ==========    ==========    ==========    ==========    ==========
      Diluted                                     $    (0.05)   $     0.09    $     2.43    $     1.95    $     2.29    $     1.57
                                                  ==========    ==========    ==========    ==========    ==========    ==========
Average common shares outstanding(b):
      Basic                                           42.451        41.390        42.031        41.256        41.899        41.174
                                                  ==========    ==========    ==========    ==========    ==========    ==========
      Diluted                                         42.451        42.320        43.038        42.053        42.835        41.880
                                                  ==========    ==========    ==========    ==========    ==========    ==========
Supplemental information:
   Pre-tax income (loss):
      AmeriGas Propane(c)                         $    (13.8)   $     (4.9)   $     53.3    $     46.4    $     35.7    $     28.6
      Gas Utility                                        2.0           6.8          83.4          62.8          83.5          62.7
      Electric Operations                                4.4           2.5          16.8           6.9          20.7           8.3
      Energy Services                                    4.0           3.5          12.2           7.7          15.6           7.3
      International Propane                             (1.2)         (0.5)          5.1           8.0           5.1           7.6
      Corporate & Other                                  0.8           0.5           0.5           1.7           1.2          (8.3)
                                                  ----------    ----------    ----------    ----------    ----------    ----------
         Total pre-tax income (loss)              $     (3.8)   $      7.9    $    171.3    $    133.5    $    161.8    $    106.2
                                                  ==========    ==========    ==========    ==========    ==========    ==========

(a) Pro forma net income and net income per diluted share for the twelve months ended June 30, 2002 as if SFAS No. 142, "Goodwill and Other Intangible Assets," had been adopted at the beginning of that period would have been $66.8 and $1.60, respectively.

(b) Earnings (loss) per share and average common shares outstanding for all periods presented reflect the effects of the Company's 3-for-2 common stock split distributed April 1, 2003 to shareholders of record on February 28, 2003.

(c)   Amounts are net of minority interests in AmeriGas Partners, L.P.

                               UGI UTILITIES, INC.
                 (a wholly owned subsidiary of UGI Corporation)
                               REPORT OF EARNINGS
                             (Thousands of Dollars)
                                   (Unaudited)

                                                 Three Months Ended     Nine Months Ended   Twelve Months Ended
                                                      June 30,              June 30,             June 30,
                                                -------------------   -------------------   -------------------
                                                  2003       2002       2003       2002       2003       2002
                                                --------   --------   --------   --------   --------   --------
Revenues                                        $121,546   $ 88,249   $559,193   $409,675   $640,070   $492,571
                                                ========   ========   ========   ========   ========   ========
Income before income taxes                      $  6,102   $  9,168   $ 99,905   $ 69,605   $103,965   $ 70,985
                                                ========   ========   ========   ========   ========   ========
Net income                                      $  3,640   $  5,552   $ 59,753   $ 42,146   $ 61,702   $ 43,042
Dividends on preferred stock                         388        388      1,163      1,163      1,550      1,550
                                                --------   --------   --------   --------   --------   --------
Net income after dividends on preferred stock   $  3,252   $  5,164   $ 58,590   $ 40,983   $ 60,152   $ 41,492
                                                ========   ========   ========   ========   ========   ========